EXHIBIT 10.3

AUTOMOBILE EXPENSE REIMBURSEMENT PROGRAM
SUMMARY

Participants:
Corporate Officers and Division Presidents and other executives as may from time to time be approved for participation by the Compensation and Management Resources Committee of the Board of Directors of Foot Locker, Inc. (the “Compensation Committee”).

Allowable Expenses:
Monthly lease payments, standard lease origination fees, tax, title, license, tolls, parking, gasoline, oil, insurance, and maintenance and repairs up to a set maximum annual dollar amount, as may be determined from time to time by the Compensation Committee.